SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8 K/A

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

                                OCTOBER 27, 1999

                                (Date of report)

                            VIANET TECHNOLOGIES, INC.

         NEVADA                     033-55254-19                                 87-0434285
(State of Incorporation)           (Commission File Number)                      (IRS Employer ID)

                   83 MERCER STREET, NEW YORK, NEW YORK 10012

                    (Address of Principle Executive Offices)

                                 (212) 219-7680

                         (Registrant's Telephone Number)


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On October 12, 1999, Vianet Technologies, Inc. (the "Company") consummated its acquisition of all of the issued and outstanding stock of Infinop Holdings, Inc. ("Infinop"), in exchange for the issuance of up to 1,495,454 shares of Common Stock of the Company. The transaction was completed in accordance with the terms of the Agreement and Plan of Merger, dated August 31, 1999, by and among the Company, Vianet Labs, Inc., a Delaware corporation ("Vianet Labs"), which is a wholly-owned subsidiary of the Company, Infinop and Paul Fisher, Howard Fisher and Craig Fisher (collectively, the "Principal Stockholders").

Infinop is engaged, through its subsidiaries, Computer and Information Science, Inc., and INFInet Op., Inc., in the business of developing and marketing data compression and pattern recognition software. Its key products, all of which incorporate its proprietary wavelet technology, are Lightning Strike, a product designed to effectuate still imagery compression, LSVideoN and LSVideoR, products designed to effectuate video or moving image processing, LSBio, a product that facilitates the compression of scanned documents for long-term data storage, and LSStorm, a product that reduces the bulk of information moving through a network.

As a result of the completion of this transaction, Infinop has become a wholly-owned subsidiary of Vianet and all of the outstanding shares of Infinop Common Stock have been cancelled and converted into shares of Vianet's Class A Common Stock, par value $0.001 per share (the "Vianet Common Stock"). In addition, the Infinop shareholders have the right to receive additional consideration in the form of shares of common stock of the Company (or, upon the election of the Principal Stockholders, in the form of cash, subject to a maximum cash limit of $3,200,000) (the "Additional Consideration"). The Additional Consideration will be based on royalties actually received by Vianet during the four year period (the "Additional Payment Period") following the closing of the Merger (the "Closing") under the terms of the following two Software License Agreements: (i) the Software License Agreement dated June 25, 1998 between Infinop Op, Inc. and Video Stream International (now doing business as "Teraglobal") (the "Teraglobal Contract"); and (ii) the Software License Agreement dated October 15, 1998 between Infinop Op, Inc. and Transwire, Inc. (now doing business as "Prism") (the "Prism Contract").

The Additional Consideration payable in respect of each outstanding share of Infinop Common Stock will represent each share's pro rata portion of a fixed percentage of the cumulative royalties in excess of $4 million received by Vianet during the Additional Payment Period. The percentage upon which those payments will be based will represent the aggregate of 50% of the royalty received from the Teraglobal Contract and 40% of the royalties received under the Prism Contract. All Additional Consideration will be payable in shares of Vianet Common Stock, unless the Principal Stockholders elect to receive cash (subject to an aggregate limit of $3.2 million in cash). The Additional Consideration payable in respect of each share of Infinop Common Stock will be distributed within 30 days of the end of each annual period during the Additional Payment Period. For purposes of determining the number of shares of Vianet Common Stock payable as Additional Consideration, the Vianet Common Stock will be valued at the average closing price of Vianet Common Stock for the five trading days immediately preceding the end of the related annual period.


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ADJUSTMENT TO MERGER CONSIDERATION; ESCROW

If the net worth of Infinop as of the effective date of the Merger is less than the net worth of Infinop as of June 30, 1999, the consideration received by the Infinop stockholders in connection with the Merger is required to be reduced by the amount of such deficit, subject to a maximum adjustment equal to 1.50% of the aggregate number of shares of Vianet Common Stock (the "Adjustment Escrow Shares") issued to each Infinop stockholder in exchange for outstanding shares of Infinop Common Stock upon completion of the Merger. In order to effectuate any such adjustment, the Adjustment Escrow Shares have been deposited with CitiBank, N.A., as escrow agent (the "Escrow Agent"), to be held in escrow pursuant to the Escrow Agreement described below (the "Escrow Agreement"). In addition, 1.50% of the aggregate number of Vianet Common Stock to which each holder of a convertible debenture previously issued by Infinop would otherwise be entitled upon conversion after the closing of the Merger and 1.50% of the shares of Vianet Common Stock to which each holder of options previously granted by Vianet would otherwise be entitled to receive upon exercise after the closing of the Merger have been deposited with the Escrow Agent pursuant to the Escrow Agreement to hold in escrow as additional Escrow Adjustment Shares. If there is a deficit between the net worth of Infinop as of the effective date of the Merger and the net worth of Infinop as of June 30, 1999, the Escrow Agent is required to deliver to Vianet out of the Adjustment Escrow Shares the number of Adjustment Escrow Shares having a value equal to such deficit. For this purpose, the Adjustment Escrow Shares will be valued at $7.00 per share. Any Adjustment Escrow Shares remaining after such adjustment will be delivered to the former stockholders of Infinop proportionately.

ESCROW AGREEMENT

As a condition to the closing of the Merger, Vianet, the Principal Stockholders, in their individual capacities, the Principal Stockholders, in their capacity as Stockholders' Agents, and Citibank, N.A., as the escrow agent, entered into an Escrow Agreement to provide for, among other things, the escrow of the Adjustment Escrow Shares. The Adjustment Escrow Shares will be held in escrow until any adjustment required by the Merger Agreement to the consideration received by the Infinop stockholders in connection with the Merger is finally determined. Pursuant to the terms of the Escrow Agreement, Citibank, N.A. will hold and safeguard the Adjustment Escrow Shares and, after any adjustment is finally determined, deliver to the former Infinop stockholders that number of Adjustment Escrow Shares held in escrow in excess of any shares which are required to satisfy any adjustment.


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TREATMENT OF OPTIONS TO PURCHASE INFINOP COMMON STOCK

In addition to the foregoing, in accordance with the provisions of the Merger Agreement, Vianet has agreed to issue option to purchase an aggregate of 598,284 shares of its Common Stock in exchange for options to purchase an aggregate of 2,727,410 shares of Infinop common stock which were issued pursuant to the Infinop Stock Option Plan. Each such option so assumed by Vianet under the Merger Agreement shall continue to have, and be subject to, the same terms and conditions set forth in Infinop's Stock Option Plan and the applicable stock option agreement immediately prior to the Effective Time, except that (i) such option will be exercisable for a number of shares of Vianet Common Stock equal to the product of the number of shares of Infinop Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by 0.21936 (as adjusted as described below, the "Option Exchange Ratio") and rounded to the nearest whole number of shares of Vianet Common Stock, and (ii) the per share exercise price for the shares of Vianet Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Infinop Common Stock at which such option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio. If Adjustment Escrow Shares are delivered to Vianet as a result of a deficit in net worth (as described under "Adjustment to Merger Consideration; Escrow") then the Option Exchange Ratio will be adjusted to equal the actual rate at which Infinop Common Stock is converted into Vianet Common Stock after such adjustment.

TREATMENT OF CONVERTIBLE DEBENTURES

In addition, Vianet has agreed to issue 312,587 shares of its Common Stock to the holders of an aggregate of $950,000 principal amount outstanding convertible debentures previously issued by Infinop, should such holders elect to convert such convertible debenture (on the terms and conditions specified in each such convertible debenture). Such number of shares is subject to adjustment for interest payable on the convertible debentures and to subsequent adjustment as provided in each of such convertible debentures. If Adjustment Escrow Shares are delivered to Vianet as a result of a deficit in net worth (as described under "Adjustment to Merger Consideration; Escrow") then the Debenture Conversion Ratio will be adjusted to equal the actual rate at which Infinop Common Stock is converted into Vianet Common Stock after such adjustment.

RESTRICTIONS ON TRANSFERABILITY OF VIANET COMMON STOCK; REGISTRATION RIGHTS AGREEMENT

Initially, the shares of Vianet Common Stock to be issued in connection with the Merger or issuable upon exercise of Infinop stock options or upon conversion of convertible debentures will not be registered or freely tradeable securities. Pursuant to the Merger Agreement, no Vianet Common Stock received by the Infinop stockholders in the Merger will be transferable during the first six months after the Merger. Thereafter, the restrictions on transfer of the Vianet Common Stock received by the Infinop stockholders in connection with the Merger will be phased out as follows: (a) 25% of the Vianet Common Stock received will be transferable without reference to the restrictions on transferability in the Merger Agreement six months after the effective date of the Merger; (b) an additional 25% of the Vianet Common Stock received will be transferable without reference to the restrictions on transferability in the Merger Agreement twelve months after the effective date of the Merger; and (c) the remainder of the Vianet Common Stock received will be transferable without reference to the restrictions on transferability in the Merger Agreement 24 months after the effective date of the Merger; provided, however, that the restrictions on transfer applicable to Vianet Common Stock received by the holders of Infinop's 8% convertible debentures due August 17, 1999 converted prior to the Merger and who vote in favor of the Merger will be phased out as follows: (1) 50% of such shares of Vianet Common Stock will be transferable without reference to such restrictions six months after the effective date of the Merger and (2) the remaining 50% of such shares of such Vianet Common Stock will be transferable without reference to such restriction twelve months after the effective date of the Merger. Vianet has entered into a Registration Rights Agreement with Paul Fisher, Craig Fisher and Howard Fisher whereby Vianet has agreed to register the resale of the Vianet Common Stock issued in connection with the Merger, including any shares issued upon the exercise of any options issued by Infinop assumed by Vianet and any shares issued upon the conversion of any convertible debenture previously issued by Infinop, under the Securities Act of 1933, as amended, and applicable state securities laws, within 180 days of the closing and also upon the demand by the holders of at least 25% of such shares of Vianet Common Stock. However, Vianet is obligated to effect only four such demand registrations. Vianet is also obligated (x) to register the Vianet Common Stock in connection with any offering initiated by Vianet, subject to limitation to the extent that the inclusion of such shares would jeopardize the success of Vianet's offering, (y) register for resale all Vianet Common Stock issuable upon the exercise of any Infinop options assumed by Vianet on Form S-8 as soon as Vianet is eligible to use such form, and (z) register for resale all Vianet Common Stock issued in connection with the Merger on Form S-3 within 30 days after Vianet becomes eligible to use such form. All costs of any registration will be borne by Vianet. However, the selling stockholders will be required to pay all underwriting and sales discounts and commissions. Vianet will be obligated to pay certain liquidated damages in the event that it fails to honor its registration obligations under the Registration Rights Agreement.

BOARD REPRESENTATION

Vianet has agreed that for so long as the Principal Stockholders continue to own at least 10 percent of the issued and outstanding Vianet Common Stock, at each annual meeting of shareholders of Vianet, Vianet's nominating committee shall nominate one candidate for director selected by the nominating committee from a list of three candidates proposed by the Principal Stockholders, and that management shall recommend the election of such candidate.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA Financial Information and Exhibits.

(a)      Financial Statements of Business Acquired

         To Be Filed By Amendment.

(b)      PRO FORMA Financial Information

         To Be Filed By Amendment.

(c)      Exhibits

         NUMBER   DESCRIPTION

     10.1 Agreement and Plan of Merger, dated August 31, 1999, by and among Vianet technologies, Inc., Vianet Labs, Inc., Infinop Holdings, Inc. and Paul Fisher, Howard Fisher and Craig Fisher .

     10.2 Waiver and Agreement, dated October 12,1999, by Vianet Technologies, Inc., Vianet Labs, Inc., Infinop Holdings, Inc. ("lnfinop") and Paul, Craig and Howard Fisher.

SIGNATURE

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

                                                       VIANET TECHNOLOGIES, INC.
                                                                    (REGISTRANT)

OCTOBER 27, 1999                                           /S/VINCENT SANTIVASCI
                                                             Vincent Santivasci,
                                                         Chief Financial Officer